Exhibit 99.1

Horizon Technology Finance Announces Renewal of Credit Facility

FARMINGTON, Conn., April 10, 2018 – Horizon Technology Finance Corporation (NASDAQ: HRZN) (“Horizon”) (“Company”), a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and cleantech industries, announced today that its wholly owned subsidiary, Horizon Credit II LLC, has amended its syndicated revolving credit facility (“Credit Facility”) led by KeyBank National Association (“Key”).

The Credit Facility, as amended, provides for an increase in aggregate commitments to $100 million and extends the revolving period to April 6, 2021 and maturity date to April 6, 2023. The Credit Facility has an accordion feature which allows for an increase in the total loan commitment to $150 million. There can be no assurance that any additional lenders will make any commitments under the Credit Facility.

“We appreciate Key’s ongoing support and confidence in Horizon and are pleased to increase the commitment of our credit facility,” said Daniel R. Trolio, Senior Vice President and Chief Financial Officer. “Along with an extended draw period and maturity, the amended facility strengthens Horizon’s ability to capitalize on compelling opportunities, as we seek to maintain our high portfolio yield and grow net investment income in a disciplined manner. We look forward to continuing our beneficial relationship with Key and our syndicate partners.”

About Horizon Technology Finance

Horizon Technology Finance Corporation is a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and cleantech industries. The investment objective of Horizon is to maximize its investment portfolio’s return by generating current income from the debt investments it makes and capital appreciation from the warrants it receives when making such debt investments. Headquartered in Farmington, Connecticut, Horizon has regional offices in Pleasanton, California, Reston, Virginia and Boston, Massachusetts. Horizon's common stock trades on the NASDAQ Global Select Market under the ticker symbol “HRZN”. To learn more, please visit www.horizontechfinance.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Horizon undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contacts:
Horizon Technology Finance	Investor Relations and Media Contact:
Daniel R. Trolio	The IGB Group
Chief Financial Officer	Leon Berman
(860) 674-9977	(212) 477-8438
dtrolio@horizontechfinance.com	lberman@igbir.com